As filed with the Securities and Exchange Commission on August 10, 2006

Registration No. 333-130707

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6 to

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SALTY’S WAREHOUSE, INC.

(Name of small business issuer in its charter)

Florida	5731	65-0855736
(State of other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

1850 Southeast 17th Street, Suite 300

Ft. Lauderdale, FL 33316

(954) 356-8111 – telephone/(954) 356-8112 - fax

(Address and telephone number of principal executive office)

Peter W. Mettler

140 Royal Palm Way, Suite 202.

Palm Beach, FL 33480

(561) 832-7600– telephone/(561) 833-0805 - fax

(Name, address and telephone number of agent for service)

COPIES TO:

Lynne Bolduc, Esq.

Oswald & Yap, a professional corporation

16148 Sand Canyon Avenue

Irvine, CA 92618

(949) 788-8900 – telephone/(949) 788-8980 - fax

Approximate Date of Commencement of Proposed Sale to the Public.

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount Being Registered		Proposed Maximum Offering Price per share	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Shares of common stock, no par value	6,400,000		$0.01	$64,000	$6.85
Shares of common stock, no par value	300,000	(2)	$0.055	$16,500	$1.77
Totals	6,700,000			$80,500	$8.62

(1)                                  Estimated solely for computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2)                                  Consists of 300,000 shares of common stock issued under the Company’s 2004 Incentive and Nonstatutory Stock Option Plan.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August 10, 2006

6,400,000 Shares

300,000 Shares Issuable Upon Exercise of Stock Options

Salty’s Warehouse, Inc.

Common Stock

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus relates to the resale by the selling stockholders of 6,400,000 shares of our common stock and the exercise of options to purchase 300,000 shares of our common stock by officers and directors pursuant to our 2004 Incentive and Nonstatutory Stock Option Plan. The selling stockholders, including the officers and directors exercising options, will sell the shares during the term of this offering at the fixed price of $0.05 per share for the duration of the offering. The selling stockholders are deemed “underwriters” within the meaning of the Securities Act of 1933 in connection with the sale of their common stock under this prospectus. We will pay the expenses of registering these shares. Currently 300,000 stock options have been issued to officers and directors at an exercise price of $0.05 and $0.055 per share.  Exercise price is based on fair market value at the time of issuance.

No public market currently exists for the shares of common stock.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.  We will receive proceeds of $0.05 or $0.055 per share from the exercise of stock options which have been granted to date.

As you review this prospectus, you should carefully consider the matters described in “Risk Factors” beginning on page 3.

The date of this prospectus is        , 2006

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
SHARES ELIGIBLE FOR FUTURE SALE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT SALTY’S WAREHOUSE, INC
INFORMATION NOT REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus.  To better understand this offering, and for a more complete description of the offering, you should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements, which are included elsewhere in this prospectus.

The Company

We were incorporated in Florida on July 16, 1998.  Our principal executive offices are located at 1850 Southeast 17th Street, Suite 300, Ft. Lauderdale, Florida  33316, and our telephone number is (954) 356-8111.  We sell name brand consumer products, with a focus on consumer electronics equipment, over the Internet though our web site, www.saltyswarehouse.com.  Our revenues are generated from the sale of products on the Salty’s Warehouse web site.  Our net revenue is net of the wholesale price and shipping charges we pay to our suppliers for products sold on the web site.

The Offering

Shares offered by the selling
stockholders.	6,400,000*

Options to purchase shares
of common stock	300,000

Common stock outstanding	18,550,000*

Use of proceeds

The selling stockholders will receive the net proceeds from the sale of shares. We will receive none of the proceeds from the sale of shares offered by this prospectus. We will receive $0.05 or $0.055 per share from the exercise of stock options which have been granted to date which have been included in this prospectus.

Sale by selling stockholders

All selling stockholders, including affiliates who have exercised stock options which are being included in this prospectus, must sell their shares at the fixed price of $0.05 per share.  See “Plan of Distribution.”

*After a 5 for 1 forward stock split on October 25, 2005.

Additional Information

In this prospectus, the terms “Salty’s” “we,” “us,” and “our” refer to Salty’s Warehouse, Inc., a Florida corporation, and, unless the context otherwise requires, “common stock” refers to the common stock, no par value, of Salty’s Warehouse, Inc.

Summary Financial Data

The following table sets forth our summary condensed financial data.  This information should be read in conjunction with the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

	Three Months Ended March 31, 2006		For the Year Ended December 31, 2005		For the Year Ended December 31, 2004
	(unaudited)		(audited)		(audited)
Statement of Operations Data
Net revenue	$891		$2,295		$2,205
Operating costs and expenses:	$19,718		$34,875		$37,581
Net income (loss)	$(18,811)		$(32,313)		$(35,376)
Loss per share:
Basic and diluted earning per share	$0.00		$0.00		$0.00
Basic and diluted weighted average shares	16,300,000	*	16,227,123	*	15,900,000	*

*After a 5 for 1 forward stock split on October 25, 2005.

	March 31, 2006	December 31, 2005	December 31, 2004
	(unaudited)	(audited)	(audited)
Balance Sheet Data:
Total current assets	$1,639	$19,445	$54,887
Current liabilities	$21,396	$20,391	$27,520
Total stockholders’ equity/(deficit)	$(19,757)	$(946)	$27,367

RISK FACTORS

This offering and an investment in our common stock involve a high degree of risk.  You should consider carefully the risks described below, which are the most significant risks we face based on our business and the industry in which we operate, before you decide to buy our common stock.  If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer.  In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have never been profitable and expect to incur future losses and experience negative cash flow for the foreseeable future.  This may lead to a lack of liquidity, causing our business to fail and your investment to decline in value.

We have incurred a net loss of $32,313 for the year ended December 31, 2005, and we expect to incur losses throughout the six month period ending June 30, 2006.  As a result, we will need to generate significant revenues to achieve profitability.  If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, we will continue to generate losses.  We also expect to continue to experience negative cash flow through the six month period ending June 30, 2006 as we continue to operate Salty’s Warehouse.  Currently, we do not have any arrangements with credit facilities and there is no guarantee that we will be able to access credit should we need to do so. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financials statements, the Company has suffered recurring losses and had negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans are  to initiate the business plan and raise additional capital.  The financials statements do not include any adjustments that might result from the outcome of this uncertainty.

Our officers and directors work on our behalf only on a part-time basis. Because they do not devote their full time and attention to our business, this may negatively impact our business operations.

Our officers and directors devote only approximately five to ten hours a week working on our behalf.  Therefore they are not devoting their full time and attention to managing and expanding our operations.  This may cause us to miss business opportunities that we would otherwise be able to take advantage of.

We are solely dependent on the hosting of our website by Yahoo!® Store. Any discontinuation or interruption of service by Yahoo!® Store would significantly harm our business.

Our online store is hosted by Yahoo!® Store. Should Yahoo Store discontinue operations, or discontinue hosting our online store for any reason, we would be unable to make any sales or generate any revenues until we were able to reestablish our store with a different Internet commerce hosting service and there is no guarantee that we would be able to find such alternative hosting service. Additionally, any interruptions in services by Yahoo!® Store will prevent any sales by our online store for the duration of the interruption, costing us any revenues we would have made during that time. Our agreement with Yahoo!® Store is month to month and may be terminated by either party anytime.

Our business is subject to intense competition, and we may not be able to compete causing us to lose customers.

We face intense competition in selling consumer electronics and other name brand consumer products over the Internet, both from other Internet retailers and from “bricks and mortar” retailers.  Many of these competitors are larger, better known, and have significantly more resources than we do.  Our failure to compete with our competitors on the basis of price or service could significantly harm our business.  See “Business—Competition.”

We do not have a lease on our office, and if we lose this office, it will significantly disrupt our operations.

Our offices are furnished to us on a rent-free basis by Hudson Capital Group of which Steven W. Hudson, our Vice President and a member of the Board of Directors, is a principal.  We only have a verbal lease, revocable at any time, from Hudson Capital Group to use this office space.  That lease could be revoked at any time for any reason and if that lease is revoked, we will have to find an alternative office.  This would significantly disrupt our operations as well as require additional operating capital that we may not have available.  We would not be able to operate our business without adequate office.

Unless a public market develops for our common stock, you may not be able to sell your shares.

There is no public market for our common stock.  There can be no assurance, moreover, that an active trading market will ever develop or, if developed, that it will be maintained.  Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares.

If our stock does become publicly traded, we will likely be subject to the penny stock rule, and therefore it could be more difficult for you to sell your shares..

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain rules adopted by the Securities and Exchange Commission.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, investors in the offering may find it more difficult to sell their securities.

We may not qualify for Over-the-Counter Electronic Bulletin Board Quotation, and therefore you may be unable to sell your shares.

Upon completion of this offering, we will attempt to have our common stock quoted on the Over-the-Counter Electronic Bulletin Board (“OTCBB” or “Bulletin Board”).  The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the Securities Exchange Commission or applicable regulatory authority.  In order to be eligible to be listed on the OTCBB and to maintain such eligibility, the Company would be required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and the Company would have to remain current in meeting its periodic securities reporting obligations.  If for any reason, however, any of our securities are not eligible for initial or continued quotation on the Bulletin Board or an active public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so.  If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the “pink sheets.”  As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby.

The sale or availability for sale of substantial amounts of our shares of common stock could cause our stock price to decline.

We are registering approximately 40% of the Company’s stock in this offering.  If our stockholders sell a substantial number of their shares of our common stock pursuant to this offering, or the public market perceives that these sales may occur, the market price of our common stock could decline.

Special Note Regarding Forward-Looking Statements

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms by other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the stockholders’ shares offered by this prospectus.  All proceeds from the sale of the stockholders’ shares will be for the account of the selling stockholders.

We will receive $0.05 or $0.055 per option exercised pursuant to the Company’s 2004 Incentive and Nonstatutory Stock Option Plan.  Should all 300,000 options covered by this registration statement be issued and exercised, we may receive up to $16,500 in proceeds.  As we cannot predict when or if we will receive such proceeds, we expect to use these proceeds, if received, for working capital purposes, which shall be allocated to projects or needs of the Company at such time.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2006:

You should read this table with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and the financial statements and the related notes.

March 31, 2006
(unaudited)
Stockholders’ equity:
Common stock, no par value, 25,000,000 shares authorized, 16,300,000* issued and outstanding	$70,321
Accumulated deficit	$(90,078)
Total stockholders’ equity (deficit)	$19,757

* After a 5 for 1 forward stock split on October 25, 2005.

SELECTED CONDENSED FINANCIAL DATA

The following selected statement of operations condensed data were derived from our financial statements and notes thereto included later in this prospectus which are audited and our unaudited financial statements and notes thereto of September 30, 2005.  In our opinion, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the financial position and results of operations for each of the periods presented in our audited financial statements.  Historical results are not necessarily indicative of results that may be expected for any future period.  The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements, including the related footnotes.

	Three Months Ended March 31, 2006		For the Year Ended December 31, 2005	For the Year Ended December 31, 2004
	(unaudited)		(audited)	(audited)
Statement of Operations Data
Net revenue	$891		$2,295	$2,205
Operating costs and expenses	$19,718		$34,875	$37,581
Net income (loss)	$(18,811)		$(32,313)	$(35,376)
Loss per share:
Basic and diluted earning per share	$0.00		$(0.00)	$(0.00)
Basic and diluted weighted average shares	16,300,000	*	16,227,123 *	15,900,000 *

* After a 5 for 1 Stock Split on October 25, 2005.

	March 31, 2006	December 31, 2005	December 31, 2004
	(unaudited)	(audited)	(audited)
Balance Sheet Data:
Total current assets	$1,639	$19,445	$54,887
Current liabilities	$21,396	$20,391	$27,520
Total stockholders’ equity/(deficit)	$(19,757)	$(946)	$27,367

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under “Risk Factors” on page 2 and elsewhere in this prospectus.

Overview

Salty’s Warehouse, Inc. sells consumer electronics products and other name brand consumer products over the Internet.

Critical Accounting Policies and Estimates

Our discussion of financial condition and results of operations is based upon the information reported in our financial statements.  The preparation of these statements requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities at the date of our financials statements.  We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time.  Actual results may vary from our estimates due to changes in circumstances, weather,politics, global economics, mechanical problems, general business conditions and other factors.  The only material estimates we made were a valuation allowance related to utilization of income tax operating loss carryforwards and an estimate of volatility in calculation of option values.

In determining whether a deferred tax asset should be recorded for our net operating loss carryforward for income taxes we decided that a full valuation allowance was needed as we are unsure when and if we will ever be able to use the income tax loss carryforwards.  Our estimate of volatility of 32.5% for the calculation of the fair market value of options that were granted was based on our estimate of what volatility would be for our stock if it were currently trading.  We believe we have no critical accounting policies and our significant accounting policies are detailed in Note 1 to our financial statements for the year ended December 31, 2005, included elsewhere in this prospectus.

Results of Operations

You should read the selected financial data set forth below along with “Management’s Discussion and Analysis” and our financial statements and the related notes.  We have derived the financial data from our audited and unaudited financial statements.  We believe the financial data shown in the table below include all adjustments consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information.  Operating results for the period are not necessarily indicative of the results that may be expected in the future.

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
	(unaudited)	(unaudited)	(audited)	(audited)
Net revenue	$891	$697	$2,295	$2,205
Net income (loss)	$(18,811)	$(221)	$(32,313)	$(35,376)
Net income (loss) per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2006 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED).

REVENUE. Our net revenue amounted to $891 for the three months ended March 31, 2006 compared to $697 for the three months ended March 31, 2005.  All revenues were from the sale of products on the Salty’s Warehouse web site.  Fluctuations in our revenues is primarily the result of the the nature of the business model we operate. The Company can neither predict, assess nor prevent fluctuation.  We attempt to offer products at competitive prices.  Due to the highly competitive nature of Internet sales, we respond to a significant decrease in demand by either lowering our price, if possible, or changing products offered. When the products we are offering are no longer in demand, we respond by changing our product line, item by item.  Because of the unpredictable nature of fluctuations, we do not attribute fluctuations to any particular item or event. Our business model is to respond to fluctuation with immediate change.  We do not account for or analyze the fluctuations as we do not believe it to be a prudent use of resources, given our business model. Our net revenue is net of the wholesale price and shipping charges we pay to our suppliers for products sold on the web site.  Additionally, Yahoo!® Store charges us a half percent transaction based fee for every product sold over our website.

OPERATING EXPENSES. Our total operating expenses for the three months ended March 31, 2006 were $19,718 compared to $476 for the same period in the prior year.  Expenses consisted primarily of general operating expenses and professional fees. The increase in operating expenses is mostly attributable to our accounting and legal expenses associated with our SEC filing.

NET LOSS. Primarily as a result of the foregoing, we had a net loss of $18,811 for the three months ended March 31, 2006 compared to a net loss of $221 for the same period in the prior year.  The increase in the net loss is attributed to accounting and legal expenses associated with our SEC filing.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31, 2004

REVENUE. Our net revenue amounted to $2,295 for the year ended December 31, 2005 compared to $2,205 for the year ended December 31, 2004.  All revenues were from the sale of products on the Salty’s Warehouse web site.  Fluctuations in our revenues is primarily the result of the the nature of the business model we operate. The Company can neither predict, assess nor prevent fluctuation.  We attempt to offer products at competitive prices.  Due to the highly competitive nature of Internet sales, we respond to a significant decrease in demand by either lowering our price, if possible, or changing products offered. When the products we are offering are no longer in demand, we respond by changing our product line, item by item.  Because of the unpredictable nature of fluctuations, we do not attribute fluctuations to any particular item or event. Our business model is to respond to fluctuation with immediate change.  We do not account for or analyze the fluctuations as we do not believe it to be a prudent use of resources, given our business model.  Our net revenue is net of the wholesale price and shipping charges we pay to our suppliers for products sold on the web site.  Additionally, Yahoo!® Store charges us a half percent transaction based fee for every product sold over our website.

OPERATING EXPENSES. Our total operating expenses for the year ended December 31, 2005 were $34,875 compared to $37,581 for the same period in the prior year.  Expenses consisted primarily of general operating expenses and professional fees. The decrease in operating expenses is mostly attributable to a reduction in payroll expenses.

NET LOSS. Primarily as a result of the foregoing, we had a net loss of $32,313 for the year ended December 31, 2005 compared to a net loss of $35,376 for the same period in the prior year.

Liquidity And Capital Resources

As of December 31, 2005, we had a deficit working capital of $946 as compared with a working capital of $27,367 at December 31, 2004.  We raised $58,921, after costs, from the sale of 6,400,000 shares of our common stock to 52 investors in a private offering from June 23, 2004 through March 22, 2005.  The decrease in working capital was due to funds used to sustain operations.  At December 31, 2005, $15,197 of cash and cash equivalents was held in a special attorney’s trust account.  The funds held in the attorney trust account are used to pay accounting and legal fees.

Net cash used for operating activities was $37,104 for the year ended December 31, 2005 compared to net cash used by operating activities of $5,932 for the year ended December 31, 2004.

Net cash provided by financing activities was $4,000 for the year ended December 31, 2005 compared to $54,921 for the year ended December 31, 2004.  Net cash was provided by the issuance of common stock, net of issuance costs.

Salty’s Warehouse generally does not hold inventory in the products we sell.  Net revenue as an agent from the sale of products (consisting primarily of automobile electronic equipment, home electronics, computer accessories and supplies) are recognized when title to the products are transferred to the customer (product shipment) and only when no further contingencies or material performance obligations are warranted and, thereby, have earned the right to receive and retain reasonably assured payments.  At the time a customer orders a product on our web site, the customer pays for the product by credit card.  If the credit card is Visa or Mastercard we usually receive the funds within twenty-four hours.  However if the credit card is American Express or Discover, we receive the funds within 48 hours.  The supplier invoices us when the product is actually shipped on terms requiring us to pay within 30 days.  So in most transactions, we will have already received payment from the customer before we must pay the supplier for the product that this customer has ordered.  Therefore, we do not have any significant requirements for capital to fund replenishing inventory.

Our only internal sources of liquidity that we have are our bank accounts and the future revenues we receive from the sale of products on our web site.  We do not have any material commitments for capital expenditures.

The Company’s management relies solely on sales results to manage and assess the Company’s business. There are no other performance indicators, including non-financial performance indicators, upon which management relies.

Due to numerous economic and competitive risks, any or all of which may have a material adverse impact upon our operations, there can be no assurance that we will be able to successfully generate significant revenues or achieve a level of profits which will permit us to stay in business.

Fluctuations in Operating Results; Seasonality

Annual and quarterly fluctuations in our results of operations may be caused by the timing and quantity of orders from our customers.  Our future results also may be affected by a number of factors, including our ability to offer our services and applications at competitive prices.  Our operations are not affected by economic conditions in any particular geographic area, as our business does not target any particular geographic areas.  In addition, we are not worldwide on the Internet.  The Company can neither predict, assess nor prevent fluctuation.  We attempt to offer products at competitive prices.  Due to the highly competitive nature of Internet sales, we respond to a significant decrease in demand by either lowering our price, if possible, or changing products offered. When the products we are offering are no longer in demand, we respond by changing our product line, item by item.  Because of the unpredictable nature of fluctuations, we do not attribute fluctuations to any particular item or event. Our business model is to respond to fluctuation with immediate change.  We do not account for or analyze the fluctuations as we do not believe it to be a prudent use of resources, given our business model. All of the foregoing may result in substantial unanticipated quarterly earnings shortfalls or losses.

Inflation

We believe that our revenue and results of operations have not been significantly impacted by inflation since we began operations.

BUSINESS

Salty’s Warehouse

Salty’s Warehouse, Inc. was incorporated in Florida on July 16, 1998 and is engaged in selling name brand consumer products over the Internet.  Salty’s Warehouse focuses on selling consumer electronics and audio-video equipment such as speakers, amplifiers, and tuners, although Salty’s Warehouse also sells assorted other goods such as watches, sunglasses and sports games.  Some of the brand names currently offered by Salty’s Warehouse include:  Compaq®, Revo®, MB Quart®, Poly Planar®, Sony®, Panasonic®, Harman Kardon®, Panamax®, Seiko® and Movado®.

On May 10, 2002, two of the Salty’s Warehouse founders, Steve W. Hudson and Earl T. Shannon owned 100% of the outstanding stock of Salty’s Warehouse and sold 80% of this outstanding stock to Nucotec, Inc., a Nevada corporation, through a Plan of Reorganization and Acquisition.  Salty’s Warehouse was a subsidiary of Nucotec, Inc. from May 10, 2002 through March 19, 2004 when Nucotec was sold to a third party.  On March 19, 2004, Earl T. Shannon, Steven W. Hudson, and Scott W. Bodenweber agreed that 5,110,200 of their shares of Nucotec would be redeemed by Nucotec in exchange for all of Nucotec’s shares of Salty’s Warehouse, Inc.

Marketing and Distribution

Salty’s Warehouse sells its products over the Internet.  Salty’s Warehouse is hosted by Yahoo!® Store.

With the exception of its inclusion on the Yahoo!® Store Shopping directory, Salty’s does not spend money on advertising, but instead relies on customer referrals and Internet search engine search results.

Our management believes that satisfied customers may refer new customers to Salty’s through direct referral or by posting on message boards.  Additionally, our management believes that Salty’s five star rating with Yahoo!® Store may be attractive to new customers.

At no cost to Salty’s Warehouse, the Salty’s Warehouse web site is listed by a number of the Internet search engines and directories, including Yahoo!®, Yahoo!® Store, Yahoo!®  Shopping, Google, Hotbot, Altavista, Dogpile, Overture, and Fastsearch.

Salty’s Warehouse does not normally own or store the items it lists for sale on its web site in inventory. Rather, all items are held in stock by the suppliers we purchase them from.  When we receive an order for a product, we fax it to the supplier that is providing this product on our behalf.  This supplier ships the product directly to the ordering customer and invoices us at the time of shipment with 30 day terms.  We obtain products through relationships with suppliers or we seek suppliers based on customer inquiries regarding specific products. There is no fixed mark-up rate between Salty’s Warehouse and its suppliers because Salty’s Warehouse endeavors to undersell other vendors.   The range of markup varies from two to thirty percent, depending on the product and the time said product is sold.

The hosting of our website by Yahoo!® Store is subject to a ongoing month-to-month merchant service agreement between Salty’s Warehouse and Yahoo!® Store.  This agreement requires Salty’s Warehouse to pay Yahoo!® Store a hosting fee in the amount of $49.95 per month, a monthly insertion fee in the amount of $0.10 for every product we make available for sale, a monthly transaction fee equal to 0.5% of total revenue generated and a monthly revenue share fee equal to 3.5% of revenue generated from any transactions stemming from traffic coming from the Yahoo!® Shopping directory on the www.yahoo.com web site.

Security Measures

Salty’s Warehouse has not implemented any technical measures on its web site to safeguard the data of its customers other than those provided by Yahoo!® Store as part of its hosting service for the Salty’s Warehouse website.

Privacy Policy

Salty’s Warehouse has adopted a privacy policy, posted on its web site, that it will not share personal information collected from its customers with outside parties except to the extent necessary to complete an order.

Principal Suppliers

Our principal suppliers are Sawgrass Distributors, Inc. and Esha, Inc.  We do not have any written agreements with them.  These suppliers ship products purchased on our web site directly to our purchasers.

Intellectual Property

We own the registered trademark, “Salty’s Warehouse,” registration number 2668148, registered on December 31, 2002 with the U.S. Patent and Trademark Office.  At this time, we do not have any other trademark, copyright or patent protection.

Competition

Although Salty’s Warehouse faces intense competition from numerous other Internet retailers, we believe that Salty’s Warehouse can compete on the basis of quality of service and providing products at low prices.

We believe that Salty’s Warehouse can compete on the basis of quality service by having its suppliers timely ship ordered products, by quickly and courteously responding to any customer inquiries or complaints, and by selling products with which customers will be satisfied. Salty’s Warehouse enjoys a five star customer service rating with Yahoo!® Store.  This means that Salty’s Warehouse participates in the Yahoo!® Store Customer Rating Program, and that customers who have ordered from Salty’s Warehouse have given it high ratings.

We believe that Salty’s Warehouse can compete on the basis of price by keeping prices down.  Because Salty’s Warehouse does not normally maintain an inventory and has its suppliers ship products directly to customers, Salty’s Warehouse has a low overhead relative to many other stores allowing it keep its prices low.

However, many of Salty’s Warehouse’s competitors are substantially larger, better financed and have superior resources compared to Salty’s Warehouse.  Therefore, there is no guarantee that Salty’s Warehouse will be able to successfully compete with them.

Salty’s Warehouse has numerous competitors.  Some of Salty’s Warehouse’s competitors are large companies selling a large variety of products, including products that compete with Salty’s Warehouse both on the Internet and through “bricks and mortar” stores.  Competitors in this category include Costco, Target, Kmart, Sears and Walmart.

Salty’s Warehouse also faces competition from and companies specializing in selling consumer electronic products, both on the Internet and through bricks and mortar stores. Competitors in this category include Radio Shack, Circuit City and Best Buy.

Another category of competitors is companies that sell competing products only online, such as Overstock.com, Amazon.com, and Audio Direct.

Facilities and Equipment

Our office encompasses 800 square feet located in a downtown Ft. Lauderdale, Florida in a building owned by Hudson Capital Group.  Our management believes these premises are in good condition.  Hudson Capital Group allows us to use this space free of charge.  Although the Hudson Capital Group can revoke our right to use this space at any time, we have been informed by its principal, Steven W. Hudson, that Hudson Capital Group intends to allow us to continue using the space free of charge for the foreseeable future.  However, should we be evicted from the space, we would need to relocate to new facilities and may lack the funds to do so.

Employees

As of the date of this prospectus, we had a total of three employees.  If necessary, we hire seasonal workers on an as-needed basis.

Litigation

To the best knowledge of management, there are no litigation matters pending or threatened against us.

MANAGEMENT

Directors and Executive Officers

Our officers and directors shall serve until the Company’s next Annual Shareholder’s Meeting.   Our directors and officers as of the date of this prospectus are as follows:

Name	Age	Position
Earl T. Shannon	38	President, Secretary, Director
Steven W. Hudson	36	Vice President, Director
Scott W. Bodenweber	35	Chief Financial Officer, Director

Earl T. Shannon, President, Secretary, Director.   Mr. Shannon has been an officer and director of Salty’s Warehouse since its inception.  Mr. Shannon was an officer and director of Nucotec, Inc. from its inception on October 8, 2001 through its sale on March 19, 2004.  Additionally, Mr. Shannon was an officer and director of PageActive Holdings, Inc. from June 8, 1999 to July 11, 2001, during which time PageActive Holdings, Inc. was a “blank check company”- a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified company or companies.(1)  From January 1997 and continuing through the present, Mr. Shannon has been the President of Winthrop Venture Management, Inc., an investment management company based in Fort Lauderdale, Florida.  Winthrop Venture Management, Inc. is also the General Partner of the Winthrop Venture Fund, Ltd., a private investment fund.

Steven W. Hudson, Vice President, Director.   Mr. Hudson has been Vice President of Salty’s Warehouse since March 15, 1999 and a director since April 20, 2004.  Mr. Hudson was an officer and director of Nucotec, Inc. from its inception on October 8, 2001 through its sale on March 19, 2004.  Additionally, Mr. Hudson has served as President and CEO of International Yacht Construction since May 1999.  International Yacht Construction specializes in new construction, brokerage, charter, crew placement and yacht management for vessels 80 feet long and over.  Since June 1997, Mr. Hudson also has served as President and CEO of Hudson Capital Group, a private investment firm.  From August 1995 through May 1999, Mr. Hudson served as Division Vice President for Republic Services, Inc., a leading provider of environmental services for commercial, industrial, municipal and residential customers.  From September 1991 through August 1995, Mr. Hudson held various positions with Hudson Management Corp, a holding company for several solid waste services companies located in Florida.  Mr. Hudson graduated from Southern Methodist University with a Bachelor of Arts degree in Business Economics.

Scott W. Bodenweber, Chief Financial Officer, Director.  Mr. Bodenweber has been the Chief Financial Officer and a director of Salty’s Warehouse since April 20, 2004.  Mr. Bodenweber was an officer and director of Nucotec, Inc. from its inception on October 8, 2001 through its sale on March 19, 2004.  From June 1997 and continuing through the present, Mr. Bodenweber has been the Controller of Hudson Capital Group, an investment firm in Fort Lauderdale, FL.  From February 1995 through May 1997, he was employed with Keefe, McCullough & Co., a CPA firm in Ft. Lauderdale, Florida.  Mr. Bodenweber graduated from Florida State University in 1994

(1) None of our other officers and directors have been involved in any blank check companies.

with Bachelor of Science Degrees in both Accounting and Finance.  He is a licensed Certified Public Accountant in the State of Florida.

Time Devoted to Company

Each of our officers spends approximately five to ten hours a week on an as-needed basis handling our business operations.  Each officer is responsible for attending a weekly sales meeting lasting one to two hours.

Executive Compensation

The following table sets forth the total compensation earned by or paid to our executive officers for the last three fiscal years.

		ANNUAL COMPENSATION			LONG TERM COMPENSATION
					Awards		Payouts
	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation
		($)	($)	($)	($)	(#)	($)	($)
Earl T. Shannon,	2005	$0	$0	$0	$0	0	$0	$0
President and	2004	$0	$0	$0	$0	136,200	$0	$0
Secretary	2003	$0	$0	$0	$0	0	$0	$0

Steven W.	2005	$0	$0	$0	$0	0	$0	$0
Hudson,	2004	$0	$0	$0	$0	136,200	$0	$0
Vice President	2003	$0	$0	$0	$0	0	$0	$0

Scott W.	2005	$0	$0	$0	$0	0	$0	$0
Bodenweber,	2004	$0	$0	$0	$9,000	27,600	$0	$0
Chief Financial Officer(1)	2003	$0	$0	$0	$0	0	$0	$0

None of our officers or directors are currently receiving any cash compensation for their services.   However, in order to compensate our officers, we enacted an Incentive and Nonstatutory Stock Option Plan on July 1, 2004.  Our stock option plan has a total of 3,000,000 shares reserved for issuance as stock options. All issued options are 100% vested.  Other than our stock option plan, we do not currently have any arrangements or contracts pursuant to which our directors are compensated for any services, including any additional amounts payable for committee participation or special assignments.   No such arrangements were in effect between the Company and its directors for the Company’s completed last fiscal year, either.  As of the date of this prospectus, we have issued the following stock options:

Date Issued	Optionee Name	Number of Options	Exercise Price	Expiration Date
07/01/04	Earl T. Shannon	136,200	$0.055	07/01/14
07/01/04	Steven W. Hudson	136,200	$0.055	07/01/14
07/01/04	Scott W. Bodenweber	27,600	$0.05	07/01/14
TOTAL		300,000

Indemnification of Directors and Officers

The laws of the State of Florida and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities.  In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Salty’s Warehouse, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.  Salty’s Warehouse has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 1, 2002, Salty’s Warehouse bought back 10 shares of Salty’s Warehouse each from Mark Shannon and Ronald Shannon, brother and father, respectively, of Earl T. Shannon, the Company’s President, for $30 per share, counting $290 in paid-in capital by each of them. At the time of this transaction, these shares represented 20% of the outstanding shares of Salty’s Warehouse.  These shares were cancelled by Salty’s Warehouse.

Earl T. Shannon and Steven W. Hudson are “promoters” of Salty’s Warehouse as defined by the Securities and Exchange Commission.  The only items of value received by them from Salty’s Warehouse are the stock they were issued by Salty’s.  Earl T. Shannon and Steven W. Hudson each currently own 5,250,000* shares of common stock of Salty’s Warehouse for a total of 10,500,000* shares representing in the aggregate 57% of Salty’s Warehouse.  These shares of common stock,  having been increased due to two forward stock splits by Salty’s Warehouse, were originally issued upon the redemption of shares held by Mr. Shannon and Mr. Hudson in Nuctoc, Inc., the parent organization of Salty’s Warehouse from May 10, 2002 through March 19, 2004.

Steven W. Hudson is a principal of Hudson Capital Group, which furnishes us with office space, a value of of approximately $400.00 per month, on a rent-free basis.

On April 3, 2006, Salty’s Warehouse Inc. sold a total of 750,000 to each of its officers and directors, Earl T. Shannon, Steven W. Hudson and Scott W. Bodenweber for the purchase price of $0.01 per share for an aggregate of 2,250,000 shares and gross proceeds to the Company of $22,500.

* After a 5 for 1 forward split on October 25, 2005.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding our shares of outstanding common stock beneficially owned as of the date of this prospectus by (i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each other person who is known by us to own beneficially more than 5% of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.  Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable.  Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership*		Percent Ownership Prior to and Upon Completion of Offering	Percent Ownership Upon Completion of Offering
Earl T. Shannon, President, Secretary, Director 140 Royal Palm Way Suite 202 Palm Beach, FL 33480	5,386,200	(1)	29.0%	27.9	%(4)
Steven W. Hudson, Vice President, Director 1850 Southeast 17th Street, Suite 300 Ft Lauderdale, FL 33316	5,486,200	(2)	29.6%	27.9	%(5)
Scott W. Bodenweber, Chief Financial Officer, Director 1850 Southeast 17th Street, Suite 300 Ft Lauderdale, FL 33316	1,977,600	(3)	10.7%	8.8	%(6)
All directors and executive officers as a group (3 individuals)	12,850,000		69.3%	64.5%

* After a 5 for 1 forward split on October 25, 2005.

(1)          Includes 136,200 options to purchase shares of common stock at $0.055 per share until July 1, 2014.

(2)          Includes 136,200 options to purchase shares of common stock at $0.055 per share until July 1, 2014 and 100,000 shares of common stock beneficially owned through immediate family members.

(3)          Includes 27,600 options to purchase shares of common stock at $0.05 per share until July 1, 2014 and 300,000 shares of common stock beneficially owned through immediate family members.

(4)          Includes 136,200 shares underlying options.

(5)           Includes 136,200 shares underlying options and 100,000 shares beneficially owned through immediate family members.

(6)          Includes 27,600 shares underlying options and 300,000 shares beneficially owned through immediate family members.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 25,000,000 shares of common stock, no par value per share.  The following is a summary of certain provisions of our capital stock, certificate of incorporation and bylaws.

Common Stock

As of the date of this prospectus, there are 18,550,000 shares of common stock outstanding, which are held of record by 57 stockholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.

SELLING STOCKHOLDERS

All of our shares of common stock offered under prospectus may be sold by the holders.  We will not receive any of the proceeds from sales of shares offered under this prospectus.  We will receive $0.05 or $0.055 per share from the exercise of stock options which have been granted to date which have been included in this prospectus and were issued pursuant to the Company’s 2004 Incentive and Nonstatutory Stock Option Plan.

All costs, expenses and fees in connection with the registration of the selling stockholders’ shares will be borne by us.  All brokerage commissions, if any attributable to the sale of shares by selling stockholders will be borne by such holders.

The selling stockholders are offering a total of 6,400,000 shares of our stock common stock and 300,000 shares underlying options included in this prospectus, which shall be sold by affiliates, for an aggregate of 6,700,000 shares.  The selling stockholders may sell common stock at a fixed price of $0.05 per share during the term of this offering. The selling stockholders are deemed “underwriters” within the meaning of the Securities Act of 1933 in connection with the sale of their common stock under this prospectus. We will pay the expenses of registering these shares. The selling stockholders are not affiliated with broker-dealers.  The following table sets forth: (a) the name of each person who is a selling stockholder; (b) the number of securities owned by each such person at the time of this offering; and (c) the number of shares of common stock such person will own after the completion of this offering.

The column “Shares Owned After the Offering” gives effect to the sale of all the shares of common stock being offered by this prospectus.

	No. of Shares	Shares Owned Prior TO THE OFFERING			Shares Owned After The Offering
Selling Stockholder	Offered	Number	Percentage		Number	Percentage
J. Ronald Castell	100,000	100,000		*	0	0%
David Bradley	100,000	100,000		*	0	0%
George P. Waters, Jr.	100,000	100,000		*	0	0%
Kate M. Waters	100,000	100,000		*	0	0%
Mitch Campbell	100,000	100,000		*	0	0%
Cheyenne Capital, Inc.(1)	100,000	100,000		*	0	0%
Lisa Peddy	100,000	100,000		*	0	0%
Starr Shannon	100,000	100,000		*	0	0%
Steven Beaulieu	100,000	100,000		*	0	0%
Carlos Vidueira	100,000	100,000		*	0	0%
Holly Bodenweber(2)	100,000	100,000		*	0	0%
Griffin Bodenweber(3)	100,000	100,000		*	0	0%
Tyler Bodenweber(4)	100,000	100,000		*	0	0%
Bonnie J. Hudson	100,000	100,000		*	0	0%
Harris W. Hudson	100,000	100,000		*	0	0%
Catherine M. Bodenweber	100,000	100,000		*	0	0%
William K. Bodenweber	100,000	100,000		*	0	0%
Kristen K. Bodenweber	100,000	100,000		*	0	0%
T. Daniel Haeussner	100,000	100,000		*	0	0%
Kara Haeussner	100,000	100,000		*	0	0%
Patrick L. Hardy	100,000	100,000		*	0	0%
Reva Fletcher	100,000	100,000		*	0	0%
Ronald J. Shannon	100,000	100,000		*	0	0%
Elizabeth P. Campbell	100,000	100,000		*	0	0%
Jeanne Elizabeth Hudson(5)	100,000	100,000		*	0	0%
Winthrop Trust, Ronald W. Tupper, TTEE	100,000	100,000		*	0	0%
Patsy Ann Gable Living Trust, Patsy A. Gable Trustee	100,000	100,000		*	0	0%
Brian Butler	100,000	100,000		*	0	0%
Thomas Byelick	100,000	100,000		*	0	0%
Jay Campbell	100,000	100,000		*	0	0%
Mary Wright	100,000	100,000		*	0	0%
Peter Wright	100,000	100,000		*	0	0%
Channing B. Coe	300,000	300,000	1.8%		0	0%
Rachel M. Coe	100,000	100,000		*	0	0%
Brittney Coe	100,000	100,000		*	0	0%

(1)          The principal of Cheyenne Capital, Inc. is Courtland Reddy.

(2)          Immediate family member of Scott W. Bodenweber, CFO and a Director.

(3)          Immediate family member of Scott W. Bodenweber, CFO and a Director.

(4)          Immediate family member of Scott W. Bodenweber, CFO and a Director.

(5)          Immediate family member of Steven W. Hudson, Executive Vice President and a Director.

Susan G. Coe	100,000	100,000	*	0	0%
Doug Schwab	100,000	100,000	*	0	0%
Jeffrey F. Scales	300,000	300,000	1.8%	0	0%
Leigh S. Scales	100,000	100,000	*	0	0%
Stephen R. Newman	100,000	100,000	*	0	0%
Mark R. Shannon	200,000	200,000	1.2%	0	0%
Penina Shannon	100,000	100,000	*	0	0%
Brian C. Tansey	100,000	100,000	*	0	0%
Peter H. Huizenga	100,000	100,000	*	0	0%
Abby Huizenga	100,000	100,000	*	0	0%
Christian Corna	100,000	100,000	*	0	0%
Raymond W. Young II	200,000	200,000	1.2%	0	0%
Walter G Marker II	200,000	200,000	1.2%	0	0%
Douglas N. Wells	400,000	400,000	2.5%	0	0%
Jonathan H. Lessin	100,000	100,000	*	0	0%
Edward J. Deeb	100,000	100,000	*	0	0%
Robert M. Hagood	100,000	100,000	*	0	0%
Julie M. Hagood	100,000	100,000	*	0	0%
Dorothy M. Weaks	100,000	100,000	*	0	0%
Earl T. Shannon (6)	136,200	5,386,200	29.0%	5,250,000	27.9%
Steven W. Hudson (7)	136,200	5,386,200	29.6%	5,250,000	27.9%
Scott W. Bodenweber (8)	27,600	1,677,600	10.7%	1,650,000	8.8%
TOTAL	6,700,000	18,850,000	100.0%	12,150,000	64.5%

*Less than 1%.

(6)          Includes 136,200 shares underlying options.

(7)          Includes 136,200 shares underlying options and excludes  100,000 shares beneficially owned through immediate family members who are also selling shareholders.

(8)          Includes 27,600 shares underlying options and excludes  300,000 shares beneficially owned through immediate family members who are also selling shareholders.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold during the term of this offering by the selling stockholders, including officers and directors exercising options which have been included in this prospectus.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling stockholders may offer and sell the shares from time in negotiated transactions at a fixed price of $0.05 per share throughout the period of the offering.

The selling stockholders may sell their shares through registered broker-dealers by one or more of, or a combination of, the following methods: (a) purchase by a broker-dealer as principal and resale by such broker-dealer for its own account through this prospectus; or (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers.  In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather that through this prospectus.  In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders are deemed “underwriters” within the meaning of the Securities Act in connection with such sales.  Any profits realized by the selling stockholders and the compensation of any broker-dealer will be deemed to be underwriting discounts and commissions.

SHARES ELIGIBLE FOR FUTURE SALE

We have no public market for our common stock.  Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.  Upon completion of this offering, we will have 18,850,000 outstanding shares of common stock.

All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.  If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to the limitations and restrictions that are described below.

All of the remaining shares of common stock outstanding were issued and sold by us in reliance on an exemption from the registration requirements of the Securities Act and will become eligible for sale in the public market pursuant to Rule 144 as described below.

Relevant Dates	Approximate Shares Eligible for Future Sale (6)	Comment
On the date of this prospectus	6,400,000	Freely tradable shares sold in this Offering
Pursuant to Rule 144	12,150,000	Shares saleable under Rule 144

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•                  1% of the number of shares of common stock then outstanding, which will equal approximately 188,500 shares immediately after this offering; or

•                  the average weekly trading volume of the common stock on the Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing, and the availability of current public information about us.

Rule 144(K)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an

(6)           Does not include 3,000,000 options issuable pursuant to the Company’s 2004 Incentive and Non-Statutory Stock Option Plan.

affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Oswald & Yap, A Professional Corporation, Irvine, California.

EXPERTS

Our financial statements included in this prospectus to the extent and for the periods indicated in their report, have been audited by Weaver & Martin, LLC, Kansas City, Missouri, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

WHERE YOU CAN FIND MORE INFORMATION ABOUT

SALTY’S WAREHOUSE, INC.

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the shares of common stock in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement.  For further information with respect to our common stock and us, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.  Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee or for free at the Commission’s website, www.sec.gov.  Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1(800) SEC-0330.  The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The address of the site is http://www.sec.gov.  Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission.  These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the Securities and Exchange Commission referred to above.

Until 90 days after the commencement of the offering, all dealers that buy, sell or trade shares, whether or not participating in this offering, may be required to deliver a prospectus.  This requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SALTY’S WAREHOUSE, INC

SALTY’S WAREHOUSE, INC.

CONDENSED BALANCE SHEET

MARCH 31, 2006

(UNAUDITED)

ASSETS
CURRENT ASSETS
Cash and cash equivalents		$1,207
Accounts receivable		432

TOTAL CURRENT ASSETS		$1,639

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses		$21,396

STOCKHOLDERS’ (DEFICIT)
Common stock, no par value
Authorized 25,000,000 shares
Issued and outstanding, 16,300,000 shares	$70,321
Accumulated deficit	(90,078)

TOTAL STOCKHOLDERS’ (DEFICIT)		(19,757)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)		$1,639

See Accompanying Notes

SALTY’S WAREHOUSE, INC.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(UNAUDITED)

	2006	2005
NET REVENUE	$891	$697

OPERATING EXPENSES
Professional Fees	19,141	—
Other	577	476

TOTAL OPERATING EXPENSES	19,718	476

NET REVENUES LESS OPERATING EXPENSES	(18,827)	(221)

INTEREST INCOME	16	—

(LOSS) BEFORE PROVISION FOR INCOME TAXES	(18,811)	(221)

PROVISION FOR INCOME TAXES	—	—

NET (LOSS)	$(18,811)	$(221)

NET (LOSS) PER SHARE

BASIC AND DILUTED	$(.00)	$(.00)

WEIGHTED AVERAGE SHARES OUTSTANDING

BASIC AND DILUTED	16,300,000	16,006,667

See Accompanying Notes

SALTY’S WAREHOUSE, INC.

CONDENSED STATEMENT OF STOCKHOLDERS’ (DEFICIT)

FOR THE THREE MONTHS ENDED MARCH 31, 2006

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2005

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total
BALANCE, JANUARY 1, 2005	15,900,000	$66,321	$(38,954)	$27,367

NET (LOSS) FOR THE THREE MONTHS ENDED MARCH 31, 2005	—	—	(221)	(221)

BALANCE, MARCH 31, 2005	15,900,000	$66,321	$(39,175)	$27,146

FOR THE THREE MONTHS ENDED MARCH 31, 2006

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total
BALANCE, JANUARY 1, 2006	16,300,000	$70,321	$(71,267)	$(946)

NET (LOSS) FOR THREE MONTHS ENDED MARCH 31, 2006	—	—	(18,811)	(18,811)

BALANCE, MARCH 31, 2006	16,300,000	$70,321	$(90,078)	$(19,757)

See Accompanying Notes

SALTY’S WAREHOUSE, INC.

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(UNAUDITED)

	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(18,811)	$(221)
Changes in operating assets and liabilities
Accounts receivable	(269)	—
Accounts payable and accrued expenses	1,005	1,595

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(18,075)	1,374

CASH FLOWS FROM INVESTING ACTIVITIES	—	—

CASH FLOWS FROM FINANCING ACTIVITIES	—	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18,075)	1,374

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	19,282	52,386

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,207	$53,760

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$—	$—

Cash paid for taxes	$—	$—

See Accompanying Notes

SALTY’S WAREHOUSE, INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2006

(UNAUDITED)

NOTE 1           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

The interim financial statements of Salty’s Warehouse, Inc. are condensed and do not include some of the information necessary to obtain a complete understanding of the financial data. Management believes that all adjustments necessary for a fair presentation of results have been included in the unaudited financial statements for the interim period presented. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.  Accordingly, your attention is directed to footnote disclosures found in December 31, 2005 Annual Report and particularly to Note 1, which includes a summary of significant accounting policies.

NOTE 2           GOING CONCERN

Our financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  Our ability to continue as a going concern is dependent upon the ability in our endeavors to seek sources of capital, and in attaining future profitable operations. Our management is currently initiating their business plan and in the process of raising additional capital. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3           SUBSEQUENT EVENT

On April 3, 2006, the Company entered into agreements with three shareholders to sell 2,250,000 shares of common stock.  Total proceeds from the sale were $22,500.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Directors

Salty’s Warehouse, Inc.

We have audited the accompanying balance sheets of Salty’s Warehouse, Inc. as of December 31, 2005 and the related statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salty’s Warehouse, Inc. as of December 31, 2005 and the results of its operations and cash flows for each of the two years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financials statements, the Company has suffered recurring losses and had negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in the Note 2.  The financials statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri

May 4, 2006

SALTY’S WAREHOUSE, INC.

BALANCE SHEET

DECEMBER 31, 2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents (Includes $15,197 in special attorney’s trust account)		$19,282
Accounts receivable		163

TOTAL CURRENT ASSETS		$19,445

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses		$20,391

STOCKHOLDERS’ (DEFICIT)
Common stock, no par value
Authorized 25,000,000 shares
Issued and outstanding, 16,300,000 shares	$70,321
Accumulated deficit	(71,267)

TOTAL STOCKHOLDERS’ (DEFICIT)		(946)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)		$19,445

See Accompanying Notes

SALTY’S WAREHOUSE, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
NET REVENUE	$2,295	$2,205

OPERATING EXPENSES
Professional Fees	31,750	24,725
Payroll	—	9,000
Other	3,125	3,856

TOTAL OPERATING EXPENSES	34,875	37,581

NET REVENUES LESS OPERATING EXPENSES	(32,580)	(32,376)

INTEREST INCOME	267	—

(LOSS) BEFORE PROVISION FOR INCOME TAXES	(32,313)	(35,376)

PROVISION FOR INCOME TAXES	—	—

NET (LOSS)	$(32,313)	$(35,376)

NET (LOSS) PER SHARE

BASIC AND DILUTED	$(.00)	$(.00)

WEIGHTED AVERAGE SHARES OUTSTANDING

BASIC AND DILUTED	16,227,123	15,900,000

See Accompanying Notes

SALTY’S WAREHOUSE, INC.

STATEMENT OF STOCKHOLDERS’ (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2005

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total
BALANCE, JANUARY 1, 2005	15,900,000	$66,321	$(38,954)	$27,367

COMMON STOCK ISSUED FOR CASH FROM PRIVATE PLACEMENT	400,000	4,000	—	4,000

NET (LOSS) FOR THE YEAR ENDED DECEMBER 31, 2005	—	—	(32,313)	(32,313)

BALANCE, DECEMBER 31, 2005	16,300,000	$70,321	$(71,267)	$(946)

See Accompanying Notes

SALTY’S WAREHOUSE, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOW FROM OPERATING ACTIVITIES:
Net (Loss)	$(32,313)	$(35,376)
Adjustment to reconcile net (loss) to net cash provided (used) by operating activities:
Common stock issued for services	—	9,000
Changes in operating assets and liabilities
Accounts receivable	(163)	—
Other receivables	—	(2,500)
Inventory	—	228
Refundable professional fees	2,500	—
Accounts payable and accrued expenses	(7,128)	22,716

NET CASH (USED) BY OPERATING ACTIVITIES	(37,104)	(5,932)

CASH FLOWS FROM INVESTING ACTIVITIES	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock for cash, net of issuance costs	4,000	54,921

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,000	54,921

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(33,104)	48,989

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	52,386	3,397

CASH AND CASH EQUIVALENTS, END OF YEAR	$19,282	$52,386

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$—	$—

Cash paid for taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES

Issuance of common stock for services	$—	$9,000

See Accompanying Notes

SALTY’S WAREHOUSE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Salty’s Warehouse, Inc. (The Company) was incorporated in Florida on July 16, 1998 and is engaged in selling name brand consumer products over the Internet.  The Company focuses on selling consumer electronics and audio-video equipment such as speakers, amplifiers, and tuners, although the Company also sells assorted other goods such as watches, sunglasses and sports games. Some of the brand names currently offered by Salty’s Warehouse include: Compaq®, Revo®, MB Quart®, Kicker®, Poly Planar®, Sony®, Panasonic®, Harman Kardon®, Panamax®, Seiko® and Movado®.

On May 10, 2002, two of the Salty’s Warehouse founders, SteveW. Hudson and Earl T. Shannon owned 100% of the outstanding stock of Salty’s Warehouse and sold 80% of this outstanding stock to Nucotec, Inc., a Nevada corporation, through a Plan of Reorganization and Acquisition. Salty’s Warehouse was a subsidiary of Nucotec, Inc. from May 10, 2002 through March 19, 2004 when Nucotec was sold to a third party.  On March 19, 2004, Earl T. Shannon, Steven W. Hudson and Scott W. Bodenweber agreed that 5,110,200 of their shares of Nucotec would be redeemed by Nucotec in exchange for all of Nucotec’s shares of Salty’s Warehouse, Inc.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three equivalent months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents and accounts payable, the carrying amounts approximate fair value due to their short maturities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Current estimates include but are not limited to the value of options issued for services. Actual results could differ from those estimates.

SALTY’S WAREHOUSE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company accounts for revenues pursuant to SAB 101 — “Revenue Recognition” and EITF 99-19 — “Reporting Revenue Gross as a Principal versus Net as an Agent.” Net revenue as an agent, from the sale of products (consisting primarily of automobile electronic equipment, home electronics, computer accessories and supplies) are recognized when title to the products are transferred to the customer (product shipment) and only when no further contingencies or material performance obligations are warranted and, thereby, have earned the right to receive and retain reasonably assured payments.

Shipping and Handling Costs

The Company’s policy is to classify shipping and handling costs as part of cost of goods sold in the statement of operations.

Advertising

The Company conducts advertising for the promotion of its product. Advertising costs are charged to operations when incurred; such amounts aggregated $-0- in 2005 and $554 in 2004.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, “Accounting for Income Taxes”. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Loss Per Share

Basic and diluted net loss per share has been computed by dividing net loss by the weighted average number of common shares outstanding during the year. At December 31, 2005, the Company had stock options outstanding that could potentially be exercised into 300,000 additional shares.  Such potentially issuable shares are excluded from the computation of net loss per share since the effect would be anti-dilutive. Should the Company report net income in a future period, diluted net income per share will be separately disclosed giving effect to the potential dilution that could occur if the then outstanding options were exercised and converted into common shares.

SALTY’S WAREHOUSE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and accounts receivables. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Significant Suppliers

The Company relies on three suppliers for the products purchased and sold on the Company’s website.  The loss of any one of the suppliers could significantly effect the Company’s operations.

The Company also relies solely on the hosting of their website by Yahoo! ® Store.  Any discontinuation or interruption of service by Yahoo! ® Store would significantly effect the Company’s operations.

Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market. At December 31, 2005 and 2004, the Company had no inventory on hand.

Stock-Based Compensation

As permitted by FAS 123, as amended, the Company accounts for stock options issued to employees using the intrinsic value method as prescribed by APB 25.  Under this method no expense is recognized for options issued with an exercise price equal to or greater than the market price of the stock on the date of grant.  Expense for options or warrants issued to non-employees is recorded in the financial statements at estimated fair value.  For options issued to employees, the Company is subject to proforma disclosures based on the estimated fair value of the options issued.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock volatility. Because the Company’s stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options.

SALTY’S WAREHOUSE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, “Shared Based Payment”. This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting For Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issued No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring , or in Conjunction with Selling, Goods or Services.” This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. The Interpretation’s adoption did not have any impact on the Company’s financial position or results of operation.

Common Stock Issued For Services

The Company values common stock issued for services at the fair market value of the shares issued or the value of the services received, whichever is more readily determinable.

NOTE 2           GOING CONCERN

Our financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  Our ability to continue as a going concern is dependent upon the ability in our endeavors to seek sources of capital, and in attaining future profitable operations. Our management is currently initiating their business plan and in the process of raising additional capital. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

SALTY’S WAREHOUSE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 3           STOCKHOLDERS’ (DEFICIT)

On April 20, 2004, the Company initiated a private placement offering (the “Private Placement”) of 6,400,000 shares of the Company’s common stock at an offering price of $0.01 per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 504 of Regulation D. Net proceeds received from the private placement are as follows:

Year Ended December 31, 2004	$54,921
Year Ended December 31, 2005	4,000
Net proceeds from private placement	$58,921

On October 25, 2005, the Company’s Board of Directors unanimously approved the amendment of the Company’s Articles of Incorporation in order to authorize a five for one (5:1) forward stock split. All common share references have been adjusted for the 5 to 1 stock split.

NOTE 4           COMMON STOCK

The Company issued the following shares of common stock:

Scott W. Bodenweber (an officer and director) — April 20, 2004 — 900,000 shares at $.01 a share for financial and accounting services rendered.

Private Placement — June 24, 2004 to December 31, 2004 — 6,000,000 shares at $.01 per share for cash less $5,079 of legal fees.

Private Placement — March 2005 — 400,000 shares at $.01 per share.

NOTE 5           INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The Company had no income tax provision for the years ended December 31, 2005 and 2004. There is approximately $67,850 of net operating loss carryforward which expires in 2023 - 2025.

SALTY’S WAREHOUSE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 5           INCOME TAXES (CONTINUED)

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$23,069	$12,083
Valuation allowance for deferred tax assets	(23,069)	(12,083)

Net deferred tax assets	$—	$—

The reconciliation of income tax benefit computed at the federal tax rate of 34% is as follows:

	2005	2004
Tax benefit at the statutory rate	$10,986	$12,083
Valuation allowance adjustment	(10,986)	(12,083)

Income tax benefit	$—	$—

A valuation allowance has been recorded to offset the tax effect of any net operating loss carryforwards. In the event that a change in ownership of the Company of greater that 50 percent occurs/occurred as a result of the Company’s issuance of common and preferred stock, the utilization of the NOL carryforward will be subject to limitation or may not be available under certain provisions of the United States Internal Revenue Code.

NOTE 6           COMMITMENTS AND CONTINGENCIES

Our office encompasses 800 square feet in a building owned by Hudson Capital Group. Our management believes these premises are in good condition. Hudson Capital Group allows us to use this space, including the computer equipment, furniture and fixtures, free of charge. Although the Hudson Capital Group can revoke our right to use this space at any time, we have been informed by its principal, Steven Hudson, that Hudson Capital Group intends to allow us to continue using the space free of charge for the foreseeable future. However, should we be evicted from the space, we would need to relocate to new facilities and may lack the funds to do so.

SALTY’S WAREHOUSE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 7           EMPLOYEE STOCK OPTIONS

The Board of Directors and stockholders approved the Salty’s Warehouse, Inc. 2004 Incentive and Nonstatutory Stock Option Plan, which permits the Board of Directors to grant, for a year period, options to purchase up to 3,000,000 shares of its common stock to directors, employees and consultants. The Plan is administered by the Board of Directors.  The administrators have the authority and discretion, subject to the provisions of the Plan, to select persons to whom stock options will be granted, to designate the number of shares to be covered by each option, to specify the type of consideration to be paid, and to establish all other terms and conditions of each option. Options granted under the Plan will not have a term that exceeds ten years from date of grant.

The stock subject to the Plan and issuable upon exercise of options granted under the Plan are shares of the Company’s common stock, no par value, which may be either unissued or treasury shares.

The exercise price is no less than 100% of the fair market value of the shares at the date of the grant of the options, as specified by the Board of Directors.

Options granted to date vested 100% at the time of grant.

The Company has elected to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options granted to employees at fair market value.

A summary of the option activity for the year ended December 31, 2005 and 2004, pursuant to the terms of the Plan is as follows:

		Weighted
	Options	Average Price
Options outstanding at January 1, 2004	—	—
Granted	300,000	$.055
Exercised	—	—
Cancelled and expired	—	—

Options outstanding at December 31, 2004	300,000	$.055

SALTY’S WAREHOUSE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 7           EMPLOYEE STOCK OPTIONS (CONTINUED)

		Weighted
	Options	Average Price
Options outstanding at January 1, 2005	300,000	$.055
Granted	—	—
Exercised	—	—
Cancelled and expired	—	—

Options outstanding at December 31, 2005	300,000	$.055

300,000 shares are exercisable at December 31, 2005.

Information regarding stock options outstanding as of December 31, 2005 is as follows:

Price	$.055
Weighted average exercise price	$.055
Weighted average remaining contractual life	8 years, 6 months
Volatility	32.5%
Yield	5.0%

For purposes of proforma disclosures, the estimated fair value of the options granted dividends in 2004 is amortized to expense over the options’ vesting periods. The Company’s proforma information follows:

Net loss
As reported	$(32,313)
Proforma	$(33,272)

Net (loss) per common stock share:
Basic and diluted
As reported	$(.00)
Proforma	$(.00)

NOTE 8           SUBSEQUENT EVENT

On April 3, 2006, the Company entered into agreements with three shareholders to sell 2,250,000 shares of common stock.  Total proceeds from the sale was $22,500.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Florida, as well as is described in the Articles of Incorporation and the By-Laws.  These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation.  Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the registration of the Shares is as follows:

SEC Registration	$56
Accounting Fees and Expenses	$19,000
Legal Fees and Expenses	$20,000
Printing Costs	$10,000
Miscellaneous Expenses	$944
Total	$50,000

Item 26. Recent Sales of Unregistered Securities

On March 19, 2004, Earl T. Shannon and Steven W. Hudson agreed that 5,110,200 of their shares of common stock of Nucotec, Inc. would be redeemed by Nucotec, Inc. in exchange for all of Nucotec’s shares of Salty’s Warehouse, Inc. which consisted of 80 shares of common stock of Salty’s Warehouse, Inc.  This redemption was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering.  The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

On April 20, 2004, Salty’s Warehouse, Inc. issued ten shares of common stock to Scott W. Bodenweber for his past accounting services rendered to Salty’s Warehouse, Inc.  This issuance was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering.  The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

From June 23, 2004 through March 22, 2005, Salty’s Warehouse, Inc. conducted a private placement of its common stock.  Salty’s sold 6,400,000 shares of common stock to 52 accredited or sophisticated investors at $0.01 per share for total net proceeds of $58,921.  No underwriter or NASD member broker/dealer participated in this private offering and no discounts or commissions were given or paid.  This private placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act and pursuant to Rule 504 of Regulation D, as transactions by an issuer not involving any public offering.  The securities issued pursuant to the private placement were restricted securities as defined in Rule 144 of the Act.

On April 3, 2006, Salty’s Warehouse Inc. sold a total of 750,000 to each of its officers and directors, Earl T. Shannon, Steven W. Hudson and Scott W. Bodenweber for the purchase price of $0.01 per share for an aggregate of 2,250,000 shares and gross proceeds to the Company of $22,500. This issuance was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering.  The securities issued in this transaction were restricted securities as defined in Rule 144 of the Act.

Item 27. Exhibits

Exhibit

3.1	Articles of Incorporation of Salty’s Warehouse, Inc., filed July 16, 1998 (1)
3.2	Amendment to Articles of Incorporation of Salty’s Warehouse, Inc., filed May 26, 2004 (1)
3.3	Amendment to Articles of Incorporation of Salty’s Warehous, Inc., filed December 12, 2005 (1)
3.4	Bylaws of Salty’s Warehouse, Inc., dated July 16, 1998 (1)
5.0	Opinion of Oswald & Yap, a professional corporation, filed herewith
10.1	Yahoo!® Store Merchant Service Agreement (1)
10.2	Plan of Reorganization and Acquisition by Which Salty’s Warehouse, Inc. (a Florida Corporation) Shall be Acquired From Nucotec, Inc. (a Nevada Corporation), dated March 19, 2004 (1)
10.3	Form of Stock Purchase Agreement Used in Private Offering (1)
10.4	2004 Incentive and Nonstatutory Stock Option Plan, dated July 1, 2004 (1)
10.5	Stock Purchase Agreement between Salty’s Warehouse Inc. and Earl T. Shannon. (2)
10.6	Stock Purchase Agreement between Salty’s Warehouse Inc. and Steven W. Hudson. (2)
10.7	Stock Purchase Agreement between Salty’s Warehouse Inc. and Scott W. Bodenweber. (2)
23.1	Consent of Oswald & Yap, a professional corporation (included in its opinion set forth in Exhibit 5 hereto)
23.2	Consent of Weaver & Martin, LLC, filed herewith.
25.1	Power of Attorney (1)

(1) Incorporated by reference to Registration Statement on Form SB-2 of Salty’s Warehouse, Inc., filed December 27, 2005.
(2) Incorporated by reference to Registration Statement on Form SB-2 of Salty’s Warehouse, Inc., filed June 19, 2006.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  Include any additional or changed material information on the plan of distribution.

2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)         To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)         For determining liability of the undersigned under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned or used or referred to by the undersigned;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv) Any other communication that is an offer in the offering made by the undersigned to the purchaser.

5)         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above in Item 24, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of the expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Ft. Lauderdale, State of Florida, on the 10th day of August, 2006.

SALTY’S WAREHOUSE, INC.

By:	/s/ Earl T. Shannon
Earl T. Shannon, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Earl T. Shannon	President, Secretary and Director	8/10/2006
Earl T. Shannon	(Principal Executive Officer)

/s/ Scott W. Bodenweber	Chief Financial Officer and Director	8/10/2006
Scott W. Bodenweber	(Principal Accounting and Financial Officer)

/s/ Steven W. Hudson	Vice President and Director	8/10/2006
Steven W. Hudson